NORTHERN FUNDS              EXHIBIT(a)(20)

                       AMENDMENT NO. 18 TO AGREEMENT AND
                              DECLARATION OF TRUST


     The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds (the "Trust") on May 2, 2000:

     RESOLVED, that the Trust's Agreement and Declaration of Trust dated October 12, 1993 be amended to change the designation and name of the Initial Class of the "Small Cap Fund" to the Initial Class of the "Small Cap Value Fund";

     FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware and/or the Commonwealth of Massachusetts, and to do any and all other acts, in the name of the Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolution.


Date:  May 2, 2000                             /s/ Jeffrey A. Dalke
                                                   ----------------
                                                   Jeffrey A. Dalke
                                                   Secretary